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EXHIBIT 10.16

CONFIDENTIAL

BINDING LETTER OF INTENT & MEMORANDUM OF AGREEMENT
REGARDING PURCHASE OF PREFERRED STOCK
OF AXIOM BIOTECHNOLOGIES INC. BY ARENA PHARMACEUTICALS, INC.
AND RESEARCH COLLABORATION AGREEMENT

    This BINDING LETTER OF INTENT & MEMORANDUM OF AGREEMENT REGARDING PURCHASE OF PREFERRED STOCK OF AXIOM BIOTECHNOLOGIES INC. BY ARENA PHARMACEUTICALS, INC. AND RESEARCH COLLABORATION AGREEMENT ("Agreement") is effective as of April 15, 2001 ("Effective Date") by and between Axiom Biotechnologies Inc. ("Axiom") and Arena Pharmaceuticals, Inc. ("Arena").

RECITALS

    WHEREAS, Axiom, having a place of business at 3550 General Atomics Court, San Diego, California 92121, is a corporation organized under the laws of the state of California;

    WHEREAS, Arena, having a place of business at 6166 Nancy Ridge Drive, San Diego, California 92121, is a corporation organized under the laws of the state of Delaware. Arena is a publicly traded company listed on NASDAQ and trading under the symbol "ARNA";

    WHEREAS, Axiom desires to sell two million dollars ($2,000,000) worth of its Series E Preferred Stock to Arena;

    WHEREAS, Arena desires to purchase two million dollars ($2,000,000) worth of Series E Preferred Stock from Axiom;

    WHEREAS, Axiom and Arena desire to enter into a research collaboration with each other in connection with Axiom's cell lines and primary cultures; and

    WHEREAS, owing to the fact that Arena is a publicly traded company and that Axiom is a privately-held company coupled with the mutual objectives of Arena and Axiom in completing the transactions contemplated herein within a reasonable period of time, the parties desire to enter into this Agreement to facilitate the purchase of the Series E Preferred Stock by Arena and commencement of the research collaboration.

    NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to be bound as follows:

AGREEMENT

    A.  Subject to Arena's satisfactory completion of its due diligence investigation, Arena agrees to purchase and Axiom agrees to sell two million dollars ($2,000,000) worth of Axiom Series E Preferred Stock at three dollars and fifty cents ($3.50) dollars per share ("Preferred Stock Purchase") in accordance with mutually agreed-to terms and conditions of a Preferred Stock Purchase Agreement containing customary and standard terms, representations, warranties, conditions to closing, covenants, registrations rights and investor rights and other provisions for a transaction of this magnitude ("Standard Terms"), within forty-five (45) days of the Effective Date, unless extended by mutual agreement of the parties, with such date being referred to as the "Closing Date". Axiom shall endeavor to obtain the necessary shareholder and Board approval in a timely fashion, so that the Preferred Stock Purchase can be executed by the Closing Date.

    B.  The parties agree to begin the research collaboration as set forth on the Research Collaboration Term Sheet on Exhibit A, which is incorporated herein by this reference, by transferring the Axiom Human Cell Bank Cell Lines to Arena within five (5) days of the Effective Date.

    C.  All terms and conditions set forth in this Agreement shall be incorporated into the documents (and/or restated articles of incorporation of Axiom) necessary to conclude the Preferred Stock Purchase. The Parties agree to engage in good faith activities necessary to complete the Preferred Stock Purchase by the Closing Date, with the acknowledgment and understanding by Axiom that Arena is a publicly traded company. During the due diligence period, Axiom shall grant Arena full access to Axiom's book and records and such documents as Arena shall reasonably request, including its audited financial statements for the year 2000 and any subsequent quarterly financial statements. Arena shall provide notice to Axiom as to its ability to proceed with the Preferred Stock Purchase, based upon Arena's review of such documents and other due diligence investigations as soon as it is determined, but not later than forty-five (45) days from the Effective Date.

    D.  The Preferred Stock Purchase Agreement that the parties will enter into in connection with the Preferred Stock Purchase shall contain the Standard Terms. Such Standard Terms in the Preferred Stock Purchase Agreement shall include, but not be limited to, the following provisions requiring that:

      1.  Axiom's counsel shall provide to Arena an opinion in a form reasonably satisfactory to Arena's counsel that Axiom is duly organized, validly existing and in good standing under the laws of the state of California, with full corporate power and authority to conduct its business as it is now being conducted and is proposed to be conducted; that the Preferred Stock Purchase Agreement and any other agreements executed in connection therewith have been duly authorized, executed and delivered by Axiom constitute legal, valid and binding obligations of Axiom and are enforceable in accordance with their terms, subject to the standard exceptions for applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity; that the issuance and delivery of the Series E Preferred Shares and respective conversion shares have been duly authorized by all required legal action by Axiom; that the Series E Preferred Shares and respective conversion shares will be validly issued, fully paid and non-assessable and will be free and clear of all liens, charges, restrictions, claims and encumbrances when issued and paid for.

      2.  Axiom has received all necessary corporate, shareholder and director approvals necessary and required to enter into and complete the Preferred Stock Purchase;

      3.  Axiom (i) is not a party to any legal proceeding as of the Closing Date, (ii) no legal proceeding has been threatened or commenced against Axiom as of the Closing Date, (iii) Axiom has no knowledge of any facts or circumstances that would lead it to reasonably believe that it will be threatened with a legal proceeding, and (iv) Axiom has not threatened or commenced any legal proceeding against any third party as of the Closing Date each of (i)—(iv) hereof shall be limited to circumstances would have a materially adverse effect on Axiom;

      4.  Between the Effective Date of this Agreement and the Closing Date, there has not been any material adverse change in the business, operations, properties, prospects, assets, Axiom intellectual property, or condition of Axiom, and no event has occurred or circumstance exists that may result in a material adverse change;

      5.  Axiom will represent that the aggregate amount of all outstanding loans to its shareholders, directors and officers does not exceed twenty thousand dollars ($20,000) as of the Closing Date and that as of the Closing Date there is no commitment or understanding to extend such loans to any of its shareholders, directors and officers;

      6.  Axiom agrees to indemnify Arena against damages arising from any inaccuracies in Axiom's representations and warranties, with the indemnification ceiling limited to two million dollars ($2,000,000) in the aggregate;

      7.  As of the Closing Date, Axiom intends to retain the full-time employees of Axiom on the Effective Date;

      8.  No broker's, finder's or other such fee incurred by Axiom in connection with this transaction will be payable by Arena. Each party shall bear its own expenses, including legal fees, in connection with this transaction.

      9.  In addition, the Preferred Stock Purchase Agreement shall contain, among other things, representations of the President, CEO and Secretary with respect to patents, litigation, previous employment and outside activities.

    E.  The Series E Preferred Stock shall be initially convertible on a 1:1 basis into shares of Axiom Common Stock, subject to adjustment as set forth below. Arena shall have the right to convert its Series E Preferred Stock into Axiom Common Stock at any time. Each share of Series E Preferred Stock shall have a number of votes equal to the number of shares of Axiom Common Stock then issuable upon conversion of such share of Series E Preferred Stock. Each share of Series E Preferred Stock shall have a dividend and liquidation preference in pari passu with the holders of Axiom's Series C and D Preferred Stock, and, in addition, upon any event that leads to a liquidation preference (other than a sale, merger or reorganization of Axiom or sale or disposition of substantially all of Axiom's assets), Arena shall be entitled to obtain from Axiom and Axiom shall make available to Arena an aliquot of each cell line possessed by Axiom in an amount sufficient to allow Arena to establish each cell-line at Arena for unrestricted and unencumbered use by Arena. Each share of Series E Preferred Stock shall have registration rights, information rights, pre-emptive rights, rights of first refusal and any other rights in pari passu with the holders of Axiom's Series B, C and D Preferred Stock, subject only to the following exceptions, which following rights will not apply to the holders of Series E Preferred Stock: (a) the rights granted to Cadus Pharmaceutical Corporation pursuant to the Agreement for Sale of Screening System and License of HTPS Technology entered into between Cadus and Axiom as of May 29, 1997; (b) the rights granted to Cadus pursuant to the Stock Option Agreement entered into between Cadus and Axiom as of May 15, 2000; (c) the rights granted to the holders of Axiom's Series B Preferred Stock pursuant to Article IV, Section 2.B of Axiom's Amended and Restated Articles of Incorporation entitled "Second Tier Treatment of Series B Preferred Stock at Liquidation, Dissolution or Winding Up"; (d) the rights of Cadus pursuant to Section 3 of the First Restated Stockholders' Agreement entered into between Cadus, Axiom and the other shareholders of Axiom named therein, pursuant to which Cadus has the right to designate and cause to be elected not more than two (2) of the directors of Axiom; (e) the rights granted to Biacore International AB ("Biacore") pursuant to Section 5.05 of the Preferred Stock Purchase Agreement entered into between Biacore and Axiom as of May 15, 2000; (f) the rights granted to Biacore pursuant to the Distribution Agreement entered into between Biacore and Axiom as of May 15, 2000; and (g) the rights granted to Biacore pursuant to the Option and License Agreement entered into between Biacore and Axiom as of May 15, 2000.

    F.  Each share of Series E Preferred Stock shall be automatically converted into Axiom Common Stock upon the closing of an underwritten public offering on a firm commitment basis at a price per share of at least nine dollars ($9.00) and for a total offering of not less than ten million dollars ($10,000,000) (after deduction of underwriters' commissions and discounts but before calculation of expenses).

    G.  So long as Arena is the owner of at least fifty thousand (50,000) shares of Axiom Series E Preferred Stock, after the Effective Date Axiom shall not grant to any other holder of equity securities or securities convertible into equity securities of Axiom, any rights, covenants or agreements superior to those granted to Arena. In addition, after the issuance of any shares of Axiom Series E Preferred Stock and while any shares of Axiom Series E Preferred Stock remain outstanding, if Axiom shall issue or sell shares of Common Stock or shares of stock convertible into Common Stock at a price less than the 1:1 conversion price, then the conversion price for the Series E Preferred Stock owned by Arena shall be subject to an adjustment to reduce dilution (other than the shares already reserved for employees, officers, directors or consultants) in pari passu with the holders of Axiom's Series B, C and D Preferred Stock; in addition, the conversion price will be subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like.

    H.  So long as Arena owns at least fifty thousand (50,000) shares of Axiom Series E Preferred Stock, the consent of at least two-thirds of the Series E Preferred Stock shall be required for any action which (i) alters or changes the rights, preferences or privileges of the Series E Preferred Stock (ii) increases or decreases the authorized number of shares of Series E Preferred Stock (iii) creates (by reclassification or otherwise) any new class or series of shares having rights preferences or privileges senior to or on a parity with the Series E Preferred stock, or (iv) amends or waives any provision of Axiom's Articles of Incorporation or bylaws relative to the Series E Preferred Stock. So long as Arena owns at least fifty thousand (50,000) shares of Axiom Series E Preferred Stock, the consent of a simple majority of all holders of Preferred Stock, all deemed to be voting as one class shall be required for any action which (i) results in the redemption of any shares of Common Stock or (ii) results in any merger, other corporation reorganization, sale of control, or any transaction in which all or substantially all of the assets of Axiom are sold.

    I.  Prior to the Closing Date, Axiom's business will be conducted in the ordinary course in substantially the same manner as it has been conducted in the past consistent with previous practices, with no dividend or stock repurchase distributions made from Axiom's business and in accordance with such covenants as may be customarily set forth in such agreements.

    J.  In connection with the Preferred Stock Purchase by Arena, Arena shall be entitled to one seat on the Board of Directors of Axiom ("Arena Nominee"). In order to facilitate this arrangement, Axiom shall amend and restate the First Restated Stockholder Agreement dated May 15, 2000 to effectuate the following: Axiom acknowledges and agrees that the initial Arena Nominee shall be Jack Lief. In the event that Mr. Lief leaves the employ of Arena, then Arena shall be entitled to submit a substitute Arena Nominee to Axiom for approval, which approval shall not be unreasonably withheld by Axiom.

    K.  Because the investors in Axiom may occasionally have divergent business and investment objectives, Axiom agrees that it shall use its best efforts to secure agreement from Cadus, Jafco and Biacore, and both Axiom and Arena shall also agree to enter into a Cooperative Voting Rights Agreement substantially in the form attached hereto as Exhibit B, which is incorporated herein by this reference. The intent of the Cooperative Voting Rights Agreement is to ensure that when a Board Super Majority (as defined therein) votes in favor of certain events, then the members of the Axiom Board of Directors who control Axiom Preferred Stock shall automatically vote their shares in favor of an event approved by a Board Super Majority.

    L.  The following "For Cause" circumstances shall give Arena the right to terminate its obligation to purchase the Axiom Series E Preferred Stock:

      1.  As of the Closing Date, there has been a material adverse change in Axiom' business;

      2.  As of the Closing Date, Axiom is in default under any material contract or loan agreement that would have a material adverse effect on Axiom;

      3.  The key employees of Axiom are no longer employed by Axiom as of the Closing Date;

      4.  The representations and warranties of Axiom regarding its business are not accurate in all material respects as of the Closing Date;

      5.  Axiom (i) becomes a party to any legal proceeding as of the Closing Date, (ii) a legal proceeding is threatened or commenced against Axiom as of the Closing Date, or (iii) Axiom becomes aware of any facts or circumstances that would lead it to reasonably believe that it will be threatened with a legal proceeding; each of subsections (i)-(iii) hereof shall be limited to those circumstances that would have a material adverse effect on Axiom; or

      6.  Arena determines, through its due diligence investigation of Axiom, circumstances that were not contemplated at the time of the Effective Date of this Agreement such that Arena's counsel advises Arena that the Preferred Stock Purchase is contrary to the best interests of Arena and Arena's stockholders.

    M. In the event that Arena terminates the Preferred Stock Purchase "For Cause", then Arena shall pay to Axiom a one-time non-refundable license fee of five hundred thousand dollars ($500,000) in connection with a non-exclusive, perpetual Research Collaboration Agreement for the research collaboration as set forth on the Research Collaboration Term Sheet on Exhibit A.

Confidentiality.  The Parties agree that prior to disclosure of the terms of this Binding Letter of Intent by Arena in connection with any required governmental rules, regulations and/or requirements, the terms and conditions of this Agreement are confidential and will be kept in strict confidence until the Closing Date or upon entering into a definitive Research Collaboration Agreement in accordance with the Research Collaboration Term Sheet set forth on Exhibit A. Axiom represents and warrants that prior to any public announcement by Arena as to this Agreement or the Preferred Stock Purchase, whichever Arena in its sole discretion first discloses, Axiom shall not disclose to any third party (excluding those persons necessary to complete the transactions contemplated herein) any of the transactions contemplated by this Agreement. The parties agree that the issuance of a press release approved by Arena regarding this Binding Letter of Intent shall constitute a "disclosure" under this paragraph.

Termination.  This Agreement shall terminate upon the occurrence of any of the following events:

    A.  The written agreement of both of the parties hereto; or

    B.  As to prospective rights or obligations, upon the bankruptcy, receivership or dissolution of Axiom.

    WHEREUPON, each party, having read and understood the foregoing, and agreeing to be bound by the terms and conditions herein, have caused this Agreement to be executed by their authorized agents as of the Effective Date.

ARENA PHARMACEUTICALS, INC.		AXIOM BIOTECHNOLOGIES INC.
By:	/s/ JACK LIEF Name: Jack Lief Title: President & CEO	By:	/s/ PANDI VEERAPANDIAN Name: Pandi Veerapandian Title: President & CEO

EXHIBIT A

ARENA PHARMACEUTICALS, INC. AND AXIOM BIOTECHNOLOGIES INC.
RESEARCH COLLABORATION AGREEMENT TERM SHEET

    Arena Pharmaceuticals, Inc. ("Arena") and Axiom Biotechnologies Inc. ("Axiom") agree that they shall enter into a definitive Research Collaboration Agreement, comprising two phases, to be defined herein, on or before the Closing Date, or within forty-five (45) days of the Effective Date in the event that Arena exercises its rights under Section M of the Agreement. The collaboration shall be directed to profiling GPCR gene expression in Axiom Human Cell Bank Cell Lines (the "Cell Lines" or the "Axiom Human Cell Bank Cell Lines") by Arena and profiling hit and lead compounds from Arena's drug discovery initiatives across all the Cell Lines by Axiom. The objective of the research collaboration is to cooperatively maximize information on GPCR gene expression using the Cell Lines and enhance information of small molecule signal transduction effects in the Cell Lines. For purposes of this collaboration agreement, an "orphan GPCR" is a GPCR for which the endogenous ligand has not been publicly identified as of the date of this collaboration agreement, and a "known GPCR" is a GPCR for which the endogenous ligand has been publicly identified as of the date of this collaboration agreement.

Phase I

  Term

    Phase I of the research collaboration shall extend for approximately one (1) year from receipt by Arena of the RNA for the Cell Lines. The RNA for the Cell Lines as in stock as of April 15, 2001 shall be delivered to Arena within five (5) days of the Effective Date.

  Small Molecule Profiling

    During Phase I of the research collaboration, Arena will supply Axiom with one thousand (1,000) compounds approximately every three (3) months, for a total of four thousand (4,000) compounds, for use in the research collaboration. These small molecules will be derived from Arena's GPCR screening efforts, or from structures of interest to Arena. Axiom will profile these compounds on Axiom Human Cell Bank Cell Lines and provide the following information to Arena within three (3) months of receipt of each set of one thousand (1,000) Arena compounds:

  A. Primary screening

    1.
    Calcium release will be measured by Axiom using Axiom's proprietary HTPS platform.

    2.
    Membrane potential will be measured by Axiom in all Cell Lines for all Arena compounds provided by Arena to Axiom.

    3.
    Data on interaction with the HERG channel will be provided by Axiom to Arena for all compounds in all Cell Lines.

    4.
    Data on activation of cAMP +/- forskolin treatment will be measured by Axiom in all Cell Lines.

  B. Secondary screening

    1.
    Axiom will provide to Arena dose response data for any compounds that show positive activation data in any of the Primary screening assays set forth above. Prior to completion of a definitive Research Collaboration Agreement, the parties shall mutually agree-upon the criteria for "positive activation data" and such criteria shall be defined in the Research Collaboration Agreement.

    2.
    For compounds that evidence positive activation data, Axiom will determine and shall provide to Arena flow cytometry data for membrane permeability, light scattering, calcium release, glutathione activation, mitochondrial membrane potential, and potential to activate the caspase cascade and induce cell apotosis.

  GPCR gene expression profiling

    Within five (5) days of the Effective Date, Axiom shall provide Arena with RNA for all Axiom Human Cell Bank Cell Lines for use in accordance with the research collaboration. Axiom will supply any Cell Lines to Arena for maintenance as requested by Arena; in the event that Arena requests Axiom to establish and grow such Cell Lines on behalf of Arena, Arena shall reimburse Axiom for the reasonable costs associated with such activities. Arena will use the RNA provided by Axiom to profile Arena's database of GPCRs utilizing Affymetrix gene chip technology. The first generation chip containing approximately four hundred (400) GPCRs will be profiled by Arena during the first half of Phase I. A second generation chip is intended to be made during the second half of Phase I which will contain sequences for the remaining GPCRs. Arena will use this chip to profile GPCR gene expression in all the Axiom Human Cell Bank Cell Lines.

  Ligand activation profiles on known receptors

    Arena will supply Axiom with the localization data for the known GPCR receptor expression. During Phase I of the research collaboration, Axiom will profile available endogenous ligand activation of signal transduction cascades for all known GPCRs in the Cell Lines. Axiom acknowledges and agrees that Arena will have ongoing access to the ligand activation profiles that Axiom generates for known receptors. Axiom will determine relevant calcium release, membrane potential, and cAMP +/- forskolin responses for known receptors in Cell Lines for all known endogenous ligands and provide such data to Arena.

  Training in Axiom technology

    During Phase I of the research collaboration, and as reasonably requested by Arena, Axiom will make available to Arena Axiom scientists and personnel to train Arena scientists in using Axiom technology at Arena's facility so that Arena can accomplish the objectives of the research collaboration. It is anticipated that such training may require the transfer of one Axiom HTPS machine to Arena (at a cost of $100,000 due and payable within 30 days of receipt by Arena of such HTPS machine) for use during the collaboration.

  Data and information ownership and use

  A. Known GPCRs

    Arena and Axiom will jointly own and may use for any purposes whatsoever all information developed from Phase I of the research collaboration on known receptor gene localization in the Cell Lines.

  B. Orphan GPCRs

    Arena will exclusively own and may use for any purposes whatsoever all information developed from Phase I the research collaboration on orphan receptor gene localization in the Cell Lines.

  C. Cooperative Activities

    In the event that Arena, through its collaborations with any third party, receives a request for access to the Axiom Human Cell Bank Cell Lines, Arena shall direct such requests to Axiom. Arena agrees that it shall not transfer any Axiom Human Cell Bank Cell Lines to any third party without the prior express written permission of Axiom, and Arena further agrees that it shall not engage in any fee-for-service activity on behalf of any thirds party using the Axiom Human Cell Bank Cell Lines.

Phase II

  Term

    Phase II of the research collaboration shall extend for approximately one (1) year from completion of Phase I of the research collaboration. Prior to initiation of Phase II of the research collaboration, the parties shall negotiate the number and FTE cost of each Axiom employee that will engage in Phase II of the collaboration, and prior to initiation of Phase II, the parties shall determine the payment schedule for any such reimbursement by Arena to Axiom.

  Continued profiling

    During Phase II of the research collaboration, Arena will continue to supply Axiom with one thousand (1,000) compounds approximately every three (3) months for profiling, for a maximum of four thousand (4,000) compounds, for use in accordance with the research collaboration. Axiom will profile these compounds on Axiom Human Cell Bank Cell Lines and provide the following information to Arena within three (3) months of receipt of each set of one thousand (1,000) Arena compounds:

  A. Primary screening

    1.
    Calcium release will be measured by Axiom using Axiom's proprietary HTPS platform.

    2.
    Membrane potential will be measured by Axiom in all Cell Lines for all Arena compounds provided by Arena to Axiom.

    3.
    Data on interaction with the HERG channel will be provided by Axiom to Arena for all compounds in all Cell Lines.

    4.
    Data on activation of cAMP +/- forskolin treatment will be measured by Axiom in all Cell Lines.

  B. Secondary screening

    1.
    Axiom will provide to Arena dose response data for any compounds that show positive activation data in any of the Primary screening assays set forth above. Prior to completion of a definitive Research Collaboration Agreement, the parties shall mutually agree-upon the criteria for "positive activation data" and such criteria shall be defined in the Research Collaboration Agreement.

    2.
    For compounds that evidence positive activation data, Axiom will determine and shall provide to Arena flow cytometry data for membrane permeability, light scattering, calcium release, glutathione activation, mitochondrial membrane potential, and potential to activate the caspase cascade and induce cell apotosis.

  GPCR gene expression

    Any additional GPCRs that are obtained by Arena during Phase II of the research collaboration will be profiled by Arena using the Affymetrix gene chip technology on RNA provided for each Cell Line.

  Continued training in Axiom technology

    During Phase II of the research collaboration, and as reasonably requested by Axiom, Axiom will make available to Arena Axiom scientists and personnel to train Arena scientists in using Axiom technology at Arena to accomplish the objectives of the research collaboration.

  Data and information ownership and use

  A. Known GPCRs

    Arena and Axiom will jointly own and may use for any purposes whatsoever all information developed from Phase II of the research collaboration on known receptor gene localization in the Cell Lines.

  B. Orphan GPCRs

    Arena will exclusively own and may use for any purposes whatsoever all information developed from Phase II the research collaboration on orphan receptor gene localization in the Cell Lines.

  Intellectual property:

    The following provisions shall apply with respect to the research collaboration intellectual property:

    A.
    Arena and Axiom will jointly own all localization and regulation of GPCR expression data for known receptors in all of the Cell Lines.

    B.
    Arena will exclusively own all localization and regulation of orphan GPCR expression data in all of the Cell Lines.

    C.
    Arena shall have access to all data developed by Axiom relating to known endogenous and non-endogenous ligand stimulation of second messenger responses in the Cell Lines.

    D.
    Arena shall exclusively own all data relating to any small molecule/compound provided to Axiom by Arena (Arena will not reveal structures of small molecules/compounds provided to Axiom and Axiom shall not attempt to determine the structure of any such molecules/compounds).

    E.
    Arena shall be permitted to use RNAs supplied by Axiom and specific Cell Lines as supplied from Axiom in any way for its own discovery purposes in perpetuity and without remuneration.

    F.
    Axiom will supply Arena with any new Cell Lines that Axiom acquires within 3 years from today.

General Provisions

    Governing Law; Consent to Jurisdiction.  This research collaboration agreement term sheet shall be governed by and construed under applicable federal law of the United States of America and the laws of the State of California, excluding any conflict of law provisions. In addition, each Party consents to the service of process by personal service or any manner in which notices may be delivered hereunder. Each Party hereby voluntarily and irrevocably waives trial by jury in any action or other proceeding brought in connection with this research collaboration agreement term sheet, any of the other transaction documents or any of the transactions contemplated hereby or thereby. The Parties further agree that any action initiated by the parties under this research collaboration agreement term sheet shall take place in San Diego, California.

    Notice.  Unless otherwise provided, any notice required or permitted under this research collaboration agreement term sheet shall be given in writing and shall be deemed effectively given upon personal delivery to the Party to be notified or upon deposit with the United States Post Office registered or certified mail, postage prepaid, or upon deposit with an internationally recognized express courier with proof of delivery, postage prepaid and addressed to the Party to be notified at the address or addresses indicated below, or upon the date of fax transmission of such notice (with proof of such fax transmission established by the sender's fax receipt) using the fax numbers listed below, or at such other address or fax number as such Party may designate by ten (10) days' advance written notice to the other Party with copies to be provided as follows:

If to AXIOM addressed to:

Axiom Biotechnologies Inc.

3550 General Atomics Court

San Diego, California 92121

Attention: Pandi Veerapandian, President & CEO

Fax:

with a copy to:	Van E. Haynie, Esq.
Address:	Ross, Dixon & Bell LLP 550 West B Street, Suite 400 San Diego, California 92101 Fax: (619) 231-8796

If to Arena, addressed to:

Arena Pharmaceuticals, Inc.
6166 Nancy Ridge Drive
San Diego, CA 92121
Attention: Jack Lief, President & CEO
Fax: (858) 677-0065

with a copy to:	General Counsel
Address:	same as above
Fax:	same as above

    Waiver.  The provisions of any paragraph or subparagraph of this research collaboration agreement term sheet may be waived by obtaining a written consent of the party waiving such provision.

    Binding Upon Successors in Interest.  This research collaboration agreement term sheet shall be binding upon and inure to the benefit of the parties, and their respective heirs, legatees, legal representatives, successors and assigns.

    Amendments.  This research collaboration agreement term sheet may be modified or amended in whole or in part at any time only by a writing signed by all of the parties.

    Counterparts.  This research collaboration agreement term sheet may be executed in two or more counterparts, each of which shall be deemed to be an original hereof.

    Schedules.  All Schedules and Exhibits to which reference is made are deemed incorporated in full in this research collaboration agreement term sheet, whether or not actually attached.

    Interpretation.  The Parties expressly and intentionally waive all rights and benefits which they now have or in the future may have under the principle of contra proferentem, which provides that "the language of a contract should be interpreted most strongly against the party who caused the uncertainty to exist," as stated in California Civil Code Section 1654. Moreover, the Parties agree that this entire Agreement, and each provision hereof, shall be deemed to have been drafted jointly by the Parties.

This research collaboration agreement term sheet shall be construed as a whole and in accordance with its fair meaning. In interpreting this research collaboration agreement term sheet, any gender shall be deemed to include the other gender, the singular includes the plural, and vice versa, as the context may require. The headings and captions to this research collaboration agreement term sheet are for convenience only and are to be of no force or effect in construing or interpreting the provisions of this research collaboration agreement term sheet.

    IN WITNESS WHEREOF, the parties have executed this research collaboration agreement term sheet on the 15th day April, 2001.

ARENA PHARMACEUTICALS, INC.		AXIOM BIOTECHNOLOGIES INC.
By:	/s/ JACK LIEF Name: Jack Lief Title: President & CEO	By:	/s/ PANDI VEERAPANDIAN Name: Pandi Veerapandian Title: President & CEO

EXHIBIT B

COOPERATIVE VOTING AGREEMENT

COOPERATIVE VOTING RIGHTS AGREEMENT

    This COOPERATIVE VOTING RIGHTS AGREEMENT ("Agreement") is effective as of              , 2001 ("Effective Date"), and is entered into by and among Axiom Biotechnologies Inc., a California corporation ("Axiom"); Arena Pharmaceuticals, Inc., a Delaware corporation ("Arena"); Cadus Pharmaceutical Corporation, a Delaware corporation ("Cadus"); Jafco Co., Ltd., Jafco R-03 Investment Enterprise Partnership, Jafco JS-3 Investment Enterprise Partnership, Jafco G-6(A) Investment Enterprise Partnership, Jafco G-6(B) Investment Enterprise Partnership, Jafco G-7(A) Investment Enterprise Partnership, Jafco G-7(B) Investment Enterprise Partnership, (collectively "Jafco") and Biacore International AB, a Swedish corporation ("Biacore) (with Arena, Cadus, Jafco and Biacore collectively referred to herein as the "Preferred Shareholders").

    WHEREAS, the AMENDED AND RESTATED ARTICLES OF INCORPORATION OF AXIOM BIOTECHNOLOGIES INC. ("Articles") sets forth certain rights with respect to, inter alia, the following classes of Axiom Preferred Stock: Series B, Series C, Series D and Series E (a copy of the Articles being attached hereto as Appendix 1 and is incorporated herein by this reference);

    WHEREAS, the Articles provide, inter alia, the following with respect to certain voting rights of the Preferred Shareholders in Section 3(b)(5) (hereinafter, collectively, the "Voting Rights"):

    "(5) This corporation shall not take any of the following actions without the approval by the affirmative vote of the holders of more than fifty percent (50%) of the then outstanding shares of the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, all voting together as a separate class, each share thereof to be entitled to one vote in each instance, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited:

  (a)
  increase the authorized number of shares of preferred stock of this corporation;

  (b)
  merge this corporation with or into another corporation if such transaction requires stockholder approval;

  (c)
  sell all or substantially all of the assets of this corporation in one or several related transactions;

  (d)
  voluntarily dissolve or liquidate this corporation;

  (e)
  declare or pay any divided on the Common Stock of this corporation other than a dividend payable solely in shares of Common Stock of this corporation;

  (f)
  increase the number of shares of Common Stock authorized to be issued by this corporation;

  (g)
  redeem any shares of Preferred Stock or Common Stock of this corporation other than pursuant to stock repurchase agreements with employees; and

  (h)
  amend Sections 2.1, 2.2, or 2.8.5 of the Bylaws of this corporation"; and

    WHEREAS, as of the Effective Date, the following parties to this Agreement own and/or control the indicated number of shares of the indicated Preferred Stock:

Owned or Controlled By:	Series B	Series C	Series D	Series E
Cadus	2,109,161	N/A	N/A	N/A
Jafco	N/A	1,373,295	N/A	N/A
Biacore	N/A	N/A	1,333,333	N/A
Arena	N/A	N/A	N/A	571,429

    WHEREAS, as of the Effective Date, the Board of Directors ("Board") of Axiom shall be comprised of seven (7) directors.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

    1.  Articles Remain in Full Force and Effect. The Articles shall remain in full force and effect, and nothing in this Agreement shall be construed as an amendment to the Articles.

    2.  Board Super Majority. For purposes of this Agreement, and as of the Effective Date, the phrase "Board Super Majority" shall mean three (3) of the five (5) directors, if the number of directors on the Board is five (5), OR sixty percent (60%) if the number of directors on the Board is greater or less than five (5), rounded to the next greater whole number.

    3.  Agreement of Arena Upon Board Super Majority Vote. In the event that the Board, by a Board Super Majority, approves any of the following transactions, Arena hereby agrees to deliver such votes or written consent as necessary for effecting or validating such transaction, and to take no actions under Section 3(b)(5) of the Articles that would be inconsistent with the provisions of this Paragraph 3:

  (1)
  increase the authorized number of shares of preferred stock of this corporation;

  (2)
  merge this corporation with or into another corporation if such transaction requires stockholder approval;

  (3)
  sell all or substantially all of the assets of this corporation in one or several related transactions;

  (4)
  declare or pay any divided on the Common Stock of this corporation other than a dividend payable solely in shares of Common Stock of this corporation;

  (5)
  increase the number of shares of Common Stock authorized to be issued by this corporation; and

  (6)
  amend Section 2.2 of the Bylaws of this corporation.

    4.  Articles Super Majority Vote Not Applicable To Certain Voting Rights. The provisions of Paragraph 3 of this Agreement shall not apply to Arena with respect to the following Voting Rights:

  (1)
  voluntarily dissolve or liquidate this corporation;

  (2)
  redeem any shares of Preferred Stock or Common Stock of this corporation other than pursuant to stock repurchase agreements with employees; and

  (3)
  amend Sections 2.1 or 2.8.5 of the Bylaws of this corporation.

    5.  Agreement of Biacore Upon Board Super Majority Vote. In the event that the Board, by a Board Super Majority, approves any of the following transactions, Biacore hereby agrees to deliver such votes or written consent as necessary for effecting or validating such transaction, and to take no actions under Section 3(b)(5) of the Articles that would be inconsistent with the provisions of this Paragraph 5:

  (1)
  increase the authorized number of shares of preferred stock of this corporation;

  (2)
  merge this corporation with or into another corporation if such transaction requires stockholder approval;

  (3)
  sell all or substantially all of the assets of this corporation in one or several related transactions;

  (4)
  declare or pay any divided on the Common Stock of this corporation other than a dividend payable solely in shares of Common Stock of this corporation;

  (5)
  increase the number of shares of Common Stock authorized to be issued by this corporation; and

  (6)
  amend Section 2.2 of the Bylaws of this corporation.

    6.  Articles Super Majority Vote Not Applicable To Certain Voting Rights. The provisions of Paragraph 5 of this Agreement shall not apply to Biacore with respect to the following Voting Rights:

  (1)
  voluntarily dissolve or liquidate this corporation;

  (2)
  redeem any shares of Preferred Stock or Common Stock of this corporation other than pursuant to stock repurchase agreements with employees; and

  (3)
  amend Sections 2.1 or 2.8.5 of the Bylaws of this corporation.

    7.  Agreement of Cadus Upon Board Super Majority Vote. In the event that the Board, by a Board Super Majority, approves any of the following transactions, Cadus hereby agrees to deliver such votes or written consent as necessary for effecting or validating such transaction, and to take no actions under Section 3(b)(5) of the Articles that would be inconsistent with the provisions of this Paragraph 7:

  (1)
  increase the authorized number of shares of preferred stock of this corporation;

  (2)
  merge this corporation with or into another corporation if such transaction requires stockholder approval;

  (3)
  sell all or substantially all of the assets of this corporation in one or several related transactions;

  (4)
  declare or pay any divided on the Common Stock of this corporation other than a dividend payable solely in shares of Common Stock of this corporation;

  (5)
  increase the number of shares of Common Stock authorized to be issued by this corporation; and

  (6)
  amend Section 2.2 of the Bylaws of this corporation.

    8.  Articles Super Majority Vote Not Applicable To Certain Voting Rights. The provisions of Paragraph 7 of this Agreement shall not apply to Cadus with respect to the following Voting Rights:

  (1)
  voluntarily dissolve or liquidate this corporation;

  (2)
  redeem any shares of Preferred Stock or Common Stock of this corporation other than pursuant to stock repurchase agreements with employees; and

  (3)
  amend Sections 2.1 or 2.8.5 of the Bylaws of this corporation.

    9.  Agreement of Jafco Upon Board Super Majority Vote. In the event that the Board, by a Board Super Majority, approves any of the following transactions, Jafco hereby agrees to deliver such votes or written consent as necessary for effecting or validating such transaction, and to take no actions under Section 3(b)(5) of the Articles that would be inconsistent with the provisions of this Paragraph 9:

  (1)
  increase the authorized number of shares of preferred stock of this corporation;

  (2)
  merge this corporation with or into another corporation if such transaction requires stockholder approval;

  (3)
  sell all or substantially all of the assets of this corporation in one or several related transactions;

  (4)
  declare or pay any divided on the Common Stock of this corporation other than a dividend payable solely in shares of Common Stock of this corporation;

  (5)
  increase the number of shares of Common Stock authorized to be issued by this corporation; and

  (6)
  amend Section 2.2 of the Bylaws of this corporation.

    10. Certificate Super Majority Vote Not Applicable To Certain Voting Rights. The provisions of Paragraph 9 of this Agreement shall not apply to Jafco:

  (1)
  voluntarily dissolve or liquidate this corporation;

  (2)
  redeem any shares of Preferred Stock or Common Stock of his corporation other than pursuant to stock repurchase agreements with employees; and

  (3)
  amend Sections 2.1 or 2.8.5 of the Bylaws of this corporation.

    11. Rights and Obligations Transferred to Successors. The rights and obligations as set forth in this Agreement shall inure to (i) any successor of Arena, in the case of Arena's rights and obligations; (ii) any successor of Biacore, in the case of Biacore rights and obligations; (iii) any successor of Cadus, in the case of Cadus' rights and obligations; and (iv) any successor of Jafco, in the case of Jafco rights and obligations.

    12. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed under the laws of the state of California, excluding any conflict of law provisions.

    13. Waiver Of Jury Trial. Each of the parties hereto hereby voluntarily and irrevocably waives trial by jury in any action or other proceeding brought in connection with this Agreement.

    14. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

    15. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, delivered by hand or by messenger, or sent by facsimile and confirmed by mail addressed (a) if to the Preferred Shareholders, to their respective addresses as shall have been furnished to Axiom in writing by the Preferred Shareholders, or (b) if to the Axiom, to Axiom Biotechnologies Inc., 3550 General Atomics Court, San Diego, California 92121-1194 addressed to the attention of the President & CEO, or at such other address as Axiom shall have furnished to the Preferred Shareholders.

    16. Termination. This Agreement shall terminate and be of no further force or effect upon the closing of a firm commitment underwritten public offering of Axiom's Common Stock at a price per share of at least nine dollars ($9.00) and for a total offering of not less than ten million dollars ($10,000,000) (after deduction of underwriters' commissions and discounts but before calculation of expenses) pursuant to an effective registration statement under the Securities Act of 1933, as amended.

    17. Counterparts; Fax Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; for purposes of this Agreement, fax signatures by any party hereto shall be accepted as and construed as an original signature.

    18. Transferees of Shares Bound. The parties to this Agreement agree that any transferee of Axiom stock held by Arena, Biacore, Cadus and Jafco shall, as a condition of such transfer, agree to be bound by all of the provisions of this Agreement.

    19. Interpretation. The Parties expressly and intentionally waive all rights and benefits which they now have or in the future may have under the principle of contra proferentem, which provides that

"the language of a contract should be interpreted most strongly against the party who caused the uncertainty to exist," as stated in California Civil Code Section 1654. Moreover, the Parties agree that this entire Agreement, and each provision hereof, shall be deemed to have been drafted jointly by the Parties. This contract shall be construed as a whole and in accordance with its fair meaning. In interpreting this Agreement, any gender shall be deemed to include the other gender, the singular includes the plural, and vice versa, as the context may require.

    IN WITNESS WHEREOF, the parties have executed this Cooperative Voting Agreement on the day and year first set forth above.

AXIOM BIOTECHNOLOGIES INC. a California corporation
By:	Name: Pandi Veerapandian Title: President & CEO
ARENA PHARMACEUTICALS, INC. a Delaware Corporation
By:	Name: Jack Lief Title: President & CEO
CADUS PHARMACEUTICAL CORPORATION a Delaware corporation
By:	Name: Title:

JAFCO CO., LTD.
JAFCO R-03 INVESTMENT ENTERPRISE PARTNERSHIP
JAFCO JS-3 INVESTMENT ENTERPRISE PARTNERSHIP
JAFCO G-6(A) INVESTMENT ENTERPRISE PARTNERSHIP
JAFCO G-6(B) INVESTMENT ENTERPRISE PARTNERSHIP
JAFCO G-7(A) INVESTMENT ENTERPRISE PARTNERSHIP
JAFCO G-7(B) INVESTMENT ENTERPRISE PARTNERSHIP
Collectively agreed to:
By:	Name: Akira Tsuda Title: Executive Vice President
BIACORE INTERNATIONAL AB, a Swedish corporation
By:	Name: Title:

************************************

APPENDIX 1

ARTICLES

QuickLinks

BINDING LETTER OF INTENT & MEMORANDUM OF AGREEMENT REGARDING PURCHASE OF PREFERRED STOCK OF AXIOM BIOTECHNOLOGIES INC. BY ARENA PHARMACEUTICALS, INC. AND RESEARCH COLLABORATION AGREEMENT
RECITALS
AGREEMENT
EXHIBIT A ARENA PHARMACEUTICALS, INC. AND AXIOM BIOTECHNOLOGIES INC. RESEARCH COLLABORATION AGREEMENT TERM SHEET
EXHIBIT B COOPERATIVE VOTING AGREEMENT
COOPERATIVE VOTING RIGHTS AGREEMENT
APPENDIX 1 ARTICLES